AGREEMENT

                             dated October 30, 1996

                                  by and among

                          TREASURY INTERNATIONAL, INC.,

                                WILLIAM SARANTOS,
                                 TOULA SARANTOS,
                                 MARTIN MAXWELL,
                                  LOUIS CHELIN,
                                  VERNE CHELIN,
                            DAVID BERESKIN, IN TRUST,
                                  JOSEPH MYERS,
                                ELEANOR MAXWELL,
                                BERTA LUNENFELD,
                                DOUGLAS FERGUSON

                                       and

                          MEGATRAN INVESTMENTS LIMITED

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. SALE AND PURCHASE OF SHARES ....................................    2

   1.1   Purchase Price ...................................................    2
   1.2   Payment of Purchase Price ........................................    2
   1.3   Sharing of Profits ...............................................    3

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF MEGATRAN AND ITS
             STOCKHOLDERS..................................................    4

   2.1   Corporate Organization............................................    4
   2.2   Authorization.....................................................    5
   2.3   Governmental Consents and Approval................................    6
   2.4   Capitalization....................................................    6
   2.5   Ownership of Shares...............................................    6
   2.6   Joint Ventures....................................................    7
   2.7   Financial Statements..............................................    7
   2.8   Absence of Undisclosed Liabilities;
           Books of Account................................................    8
   2.9   Absence of Certain Changes........................................    9
   2.10  Ownership of Properties...........................................   11
   2.11  Real Property and Other Leases....................................   13
   2.12  Inventory.........................................................   13
   2.13  Machinery and Equipment...........................................   13
   2.14  Intellectual Property.............................................   14
   2.15  Securities Matters................................................   15
   2.16  Accounts Receivable...............................................   15
   2.17  Taxes.............................................................   15
   2.18  Agreements, etc...................................................   19
   2.19  Agreements Regarding Employees....................................   20
   2.20  Absence of Defaults...............................................   21
   2.21  Compliance with Laws..............................................   21
   2.22  Compliance with Laws - Environmental..............................   21
   2.23  Litigation........................................................   24
   2.24  Violations........................................................   24
   2.25  Finders' Fees.....................................................   25
   2.26  Restrictions on Business Activities...............................   25
   2.27  Board Approval....................................................   26
   2.28  Questionable Payments.............................................   26
   2.29  Accuracy of Representations and Warranties........................   27

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF TREASURY....................   27

   3.1   Organization......................................................   27
   3.2   Corporate Authority, Etc..........................................   27
   3.3   Governmental Consents and Approvals...............................   28
   3.4   Litigation........................................................   28
   3.5   Finders' Fees.....................................................   28

ARTICLE IV.  CLOSING.......................................................   29

   4.1   Time and Place of Closing.........................................   29
   4.2   Documents Delivered by Megatran...................................   29
   4.3   Documents Delivered by Treasury...................................   30
   4.4   Post-Closing Obligations .........................................   31

ARTICLE V.  SURVIVAL OF REPRESENTATIONS AND INDEMNITY .....................   33

ARTICLE VI.  MISCELLANEOUS.................................................   34

   6.1   Further Assurances................................................   34
   6.2   Notices...........................................................   34
   6.3   Entire Agreement..................................................   35
   6.4   Governing Law.....................................................   35
   6.5   Interpretation....................................................   36
   6.6   Counterparts......................................................   36
   6.7   Parties in Interest...............................................   36
   6.8   Severability......................................................   36
   6.9   Schedules.........................................................   36
   6.10  Expenses..........................................................   37
   6.11  Prior Agreement Superseded........................................   37

EXHIBITS AND SCHEDULES

Schedule 1.2  Names, addresses and share ownership of
                record and beneficial stockholders of Megatran

Schedule 2.10 Encumbrances affecting the property of
                Mega Blow and Megatran  [TO COME]

Schedule 2.18 List of all material agreements

Schedule 2.19 Agreements affecting employees

     AGREEMENT dated October 30, 1996 (the "Agreement") by and between TREASURY INTERNATIONAL, INC., a Delaware corporation ("Treasury"), WILLIAM SARANTOS, TOULA SARANTOS, MARTIN MAXWELL, LOUIS CHELIN, VERNE CHELIN, DAVID BERESKIN, IN TRUST, JOSEPH MYERS, ELEANOR MAXWELL, BERTA LUNENFELD, DOUGLAS FERGUSON (each of said individuals hereinafter referred to individually as a "Stockholder" and all of them collectively as the "Stockholders"), and MEGATRAN INVESTMENTS LIMITED, a corporation organized under the laws of the Province of Ontario (hereinafter referred to as the "Megatran").

     WHEREAS, Megatran is the sole stockholder of Mega Blow Moulding Limited, a Canadian corporation ("Mega Blow"); and

     WHEREAS, Stockholders wish to sell to Treasury and Treasury wishes to purchase from Stockholders all of the issued and outstanding capital stock of Megatran upon the terms and conditions hereinafter set forth; and

     WHEREAS, the boards of directors of Treasury and Megatran (each hereinafter referred as a "Board of Directors") deem it advisable and in the best interests of their stockholders to engage in the transactions contemplated hereby pursuant to which Treasury will acquire all of the issued and outstanding capital stock of Megatran (the "Acquisition"); and

     WHEREAS, the respective parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     Article I. Sale and Purchase of Shares.

          1.1 Purchase Price. Stockholders do hereby agree to sell and deliver to Treasury, and Treasury does hereby agree to purchase from Stockholders, all of the issued and outstanding capital stock of Megatran, aggregating two hundred forty shares of common stock, without par value, for a total consideration of $3,535,000.00 (CDN) (the "Purchase Price").

          1.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

               (a) Stockholders acknowledge receipt, prior to the date hereof, of $25,000 (US);

               (b) simultaneously with the execution of this Agreement, Treasury has delivered to David M. Bereskin, as nominee for all Stockholders, against receipt from each Stockholder of one or more stock certificates representing the number of shares of Megatran set forth opposite his name on Schedule 1.2, endorsed to Treasury or accompanied by a signed stock power transferring such shares to Treasury, together with all applicable stock transfer tax stamps relative to said certificates, $2,535,000 (in Canadian dollars) less the Canadian equivalent of the payment described in Section 1.2(a); and

               (c) simultaneously with the execution of this Agreement, Treasury has delivered to David M. Bereskin, as nominee for all Stockholders, a duly executed convertible debenture in the principal amount (Canadian dollars) of $1,000,000. Said debenture is secured by a second lien upon all machinery, furnishings and equipment of Mega Blow located at 7040 Tranmere Drive, Mississauga, Ontario, Canada, as evidenced by a security agreement provided by Treasury simultaneously with the execution of this Agreement. Treasury represents and warrants that the security interest granted by such agreement shall rank subsequent only to existing registrations of MTC Leasing Inc., Newcourt Financial Ltd. and Royal Bank of Canada which shall secure an indebtedness not to exceed $2,150,000.00.

          1.3 Profits of Mega Blow. (a) The parties acknowledge and agree that certain Stockholders are entitled to the sum of $130,583.00 (CDN) (the "1996 Profits"), representing the unpaid balance of the 1996 management bonus described in Section 2.9(i) based on the net after-tax profits of Mega Blow for the fiscal year ended August 31, 1996 as shown on the audited financial statement of Mega Blow for the fiscal year ended August 31, 1996. The parties agree that the equivalent value of the 1996 Profits is represented by 283,876 shares of Treasury common stock (the "Share Equivalent"). Within ten (10) days after the date hereof, Treasury shall issue to each such Stockholder common stock of Treasury representing his proportionate share of the Share Equivalent, pursuant to written directions delivered to Treasury on the date hereof. The determination of each Stockholder's proportionate share of the Share Equivalent shall be made by multiplying the Share Equivalent by a fraction, the numerator of which shall be the number of shares transferred by such Stockholder to Treasury on the date hereof and the dominator of which shall be 240. Treasury warrants and represents to the Stockholders that in the event the issuance of the such shares is not exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, by reason of Regulation S promulgated thereunder, Treasury will, not later than January 15, 1997, file a registration statement to register such shares under the Act.

     Article II. Representations and Warranties of Megatran and the Stockholders. Megatran and Stockholders jointly and severally represent and warrant to Treasury that:

          2.1 Corporate Organization. Mega Blow is a corporation duly organized, validly existing and in good standing under the laws of Canada and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does. Mega Blow is qualified to do business, and is in good standing, in the Province of Ontario, Canada, which is the only jurisdiction in which the nature of the business conducted by it or the properties owned or leased by it requires qualification. Mega Blow has no subsidiaries. Megatran is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does. Megatran is in good standing in the Province of Ontario, Canada, which is the only jurisdiction in which the nature of the business conducted by it or the properties owned or leased by it requires qualification. Megatran has no subsidiaries other than Mega Blow. The copy of the certificates of incorporation and by-laws of Mega Blow and Megatran that have been delivered to Treasury are complete and correct as of the date of this Agreement, and the minute books of Mega Blow and Megatran which have been exhibited to Treasury are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by the Boards of Directors of Mega Blow and Megatran and their representative stockholders.

          2.2 Authorization. (a) Megatran has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by Megatran have been duly authorized by its Board of Directors; neither Megatran nor Stockholders are bound by any contractual or other obligation that would be violated by its or their execution or performance of this Agreement; and this Agreement is a valid and binding obligation of Megatran and Stockholders enforceable in accordance with its terms.

               (b) Neither the execution and delivery of this Agreement nor the consummation by Megatran of any of the transactions contemplated herein nor compliance by Megatran with the terms, conditions and provisions hereof or of by agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the certificate of incorporation or by-laws of Megatran, or any instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which Megatran is a party or any of its properties is subject or by which it is bound, or any statute, ordinance, rule or regulation applicable to Megatran, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          2.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Megatran and Stockholders require no action by or in respect of, or filing with, any government body, agency, official or authority.

          2.4 Capitalization. Mega Blow's authorized capitalization is an unlimited number of common stock, without par value, of which 240 shares are issued and outstanding. Megatran has no capital stock issued or outstanding except for 240 common shares which are issued and outstanding. All the outstanding shares of Mega Blow and Megatran were duly authorized for issuance and are validly issued, fully-paid and non-assessable. There are no outstanding options, warrants, calls, commitments or rights of any kind relating to the issued or unissued capital stock or other securities or equity interests of Mega Blow or Megatran (collectively, "Mega Blow Securities"). There are no existing arrangements that require or permit any shares of Mega Blow or Megatran to be voted by or at the discretion of anyone other than the record stockholders. Mega Blow does not own any capital stock or other interest in any corporation or other business entity. Megatran does not own any capital stock or other interest in any corporation or other business entity except for the shares of Mega Blow. Neither Mega Blow or Megatran is obligated to purchase, redeem or otherwise acquire any securities of Mega Blow or Megatran or of any other party.

          2.5 Ownership of Shares. (a) Stockholders are the record owners and the beneficial owners of all of Megatran's issued and outstanding capital stock as of the date hereof. Each

Stockholder has the full and complete right and power to dispose of his stock in accordance with the terms of this Agreement.

               (b) Megatran is the record owner and the beneficial owner of all of Mega Blow's issued and outstanding capital stock as of the date hereof. Megatran owns all of its shares of Mega Blow free and clear of all liens and encumbrances.

               (c) Schedule 1.2 is a true and complete list of the record owners and the beneficial owners of Megatran's issued and outstanding capital stock as of the date hereof, and the addresses of such owners.

          2.6 Joint Ventures.

               (a) Mega Blow is not a party to or of any Joint Ventures. Except for Mega Blow, Megatran is not a party to or of any Joint Ventures. For purposes of this Agreement, "Joint Venture" means an entity in which Mega Blow or Megatran, as the case may be, is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

          2.7 Financial Statements. (a) The following financial statements of Mega Blow, copies of which have been delivered to Treasury, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of Mega Blow at the dates indicated and the results of its operations for the periods indicated:

          (i) audited balance sheets of Mega Blow as of August 31, 1996 and August 31, 1994, together with the related statements of operations and stockholders' equity for the years then ended, reported on by Rosenberg Smith and Partners; and

          (ii) unaudited balance sheet of Mega Blow as of May 31, 1996 and August 31, 1995, together with the related statements of operations, stockholders' equity and cash flows for the six and 12 month periods, respectively, then ended.

               (b) The following financial statements of Megatran, copies of which have been delivered to Treasury, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of Megatran at the dates indicated and the results of its operations for the periods indicated:

          (i) unaudited balance sheets of Megatran as of December 31, 1994 and December 31, 1995, together with the related statements of operations and stockholders' equity for the years then ended, reported on by Rosenberg Smith and Partners; and

          (ii) unaudited balance sheet of Megatran as of September 30, 1996, together with the related statements of operations, stockholders' equity and cash flows for the one month period then ended.

          2.8 Absence of Undisclosed Liabilities; Books of Account. Except to the extent fully reflected or reserved against in the aforesaid May 31, 1996 and September 30, 1996 balance sheets, Mega Blow and Megatran have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, but not limited to, any tax or other liabilities of any nature that were unknown or undetermined as of that date but that, if then known or determined, would have been required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis. Mega Blow does not know and has no reasonable grounds to know of any basis for the assertion against Mega Blow of any liability of any nature (and in any amount) not fully reflected or reserved against in the May 31, 1996 balance sheet or not incurred in the ordinary course of business thereafter. Megatran does not know and has no reasonable grounds to know of any basis for the assertion against Megatran of any liability of any nature (and in any amount) not fully reflected or reserved against in the September 30, 1996 balance sheet or not incurred in the ordinary course of business thereafter. All the books of account of Mega Blow and Megatran have been exhibited or made available to Treasury and accurately record all transactions of Mega Blow and Megatran during the respective periods covered by them.

          2.9 Absence of Certain Changes. Subject to the payment of the management bonus referred to in Section 2.9(i), since August 31, 1996 and September 30, 1996, Mega Blow and Megatran, respectively, have operated their businesses in the ordinary course and consistent with past practices and there has not been any material adverse change in the financial condition of Mega Blow or Megatran, results of operations or businesses of Mega Blow or Megatran, and neither Mega Blow nor Megatran has:

               (a) entered into any transaction or incurred any liability or obligation other than in the ordinary course of its business;

               (b) made any declaration, set aside or paid any dividend or other distribution in respect of any shares of its capital stock, nor purchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interests in, itself;

               (c) paid any dividends or made any other distributions on, or acquired, any shares of its capital stock or, directly or indirectly, made any other payments or loans of any kind to any of its stockholders, except for (i) repayment of approximately $144,000 (CDN) in loans made by certain Stockholders to Mega Blow, and (ii) compensation for services rendered and reimbursement for expenses in amounts consistent with past practices;

               (d) except for the loans described in Section 2.9(c), incurred any indebtedness for borrowed money, other than short term borrowing in the ordinary course of business;

               (e) issued any Mega Blow Securities, granted any options or agreed to any amendment of any material term of any outstanding Mega Blow Securities;

               (f) sustained any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting its business or assets;

               (g) made any material change in any method of accounting or accounting practice, except for a change required by reason of a concurrent change in generally accepted accounting principles;

               (h) subject to the exception stated in Section 2.9(i) hereof, other than in the ordinary course of business, (i) granted any severance or termination pay to, or increased any compensation, bonus or other benefits payable to, or entered into any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with, any of its directors, or any of its officers or employees whose 1995 base annual salary exceeded $50,000, or
(ii) increased any benefit payable under any existing severance or termination pay policies or employment agreements; or

          (i) granted or agreed to grant any general increase in any rate or rates of salaries or compensation to its employees or any specific increase in the salary or compensation to any employee or agent, or paid or agreed to pay any bonus to any of its employees, other than in the ordinary course of business and other than a management bonus to be paid to the Stockholders in the aggregate amount of $310,000 (CDN) for the fiscal year ended August 31, 1996, the unpaid outstanding balance of $130,583 (CDN) of which will be paid to certain Stockholders pursuant to Section 1.3 hereof.

          2.10 Ownership of Properties. (a) Except as set forth in Schedule 2.10, Mega Blow has good and marketable title, free and clear of any claim, lien, mortgage, security interest, pledge, restriction, charge or encumbrance, to all its property and assets (by ownership outright) including its property and assets reflected on the August 31, 1996 balance sheet, except for tangible personal property sold or otherwise disposed of since that date in the ordinary course of business. Except as set forth in Schedule 2.10, Mega Blow owns outright, free and clear of any claim, lien, security interest, pledge, restriction, charge or encumbrance, all leasehold improvements, equipment, inventory and other personal property used in its business or presently located in any of its premises, except for leased property listed on Schedule 2.10 and for the lien, if any, of current taxes not yet due and payable. Except for its lease of the Premises (as defined in Section 4.4(a)) from Lamda Venture Investments Limited, in which officers and directors of Mega Blow are shareholders, Mega Blow does not use or lease any property that is owned by any officer, director or affiliate of Mega Blow, or any relative of any thereof.

               (b) Except as set forth in Schedule 2.10, Megatran has good and marketable title, free and clear of any claim, lien, mortgage, security interest, pledge, restriction, charge or encumbrance, to all its property and assets (by ownership outright) including its property and assets reflected on the September 30, 1996 balance sheet, except for tangible personal property sold or otherwise disposed of since that date in the ordinary course of business. Except as set forth in Schedule 2.10, Megatran owns outright, free and clear of any claim, lien, security interest, pledge, restriction, charge or encumbrance, all leasehold improvements, equipment, inventory and other personal property used in its business or presently located in any of its premises, except for leased property listed on Schedule 2.10 and for the lien, if any, of current taxes not yet due and payable. Megatran does not use or lease any property that is owned by any officer, director or affiliate of Mega Blow, or any relative of any thereof.

          2.11 Real Property and Other Leases. All leases of real property and/or other property by Mega Blow or Megatran, and amendments and modifications thereof, are in full force and effect and have not been modified or amended in any material respect, all rents and additional rents due to date under each such lease have been paid, the lessee has been in peaceable possession since the commencement of the original term of such lease, and there exists no default under such leases by Mega Blow or Megatran or by the lessor under any of such leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by Mega Blow.

          2.12 Inventory. All of the inventory of Mega Blow consists of items that are currently usable or salable in the ordinary course of its business and are carried on its books at the lower of cost (on a FIFO basis) or market value. Megatran does not own any inventory.

          2.13 Machinery and Equipment. All machinery and equipment owned or leased by Mega Blow or Megatran is in good operating condition and in good condition of maintenance and repair, normal wear and tear excepted, and the use thereof is in conformance with all applicable ordinances and regulations, and all building, zoning and other laws. All such machinery and equipment is suitable for the uses to which it is currently employed, has been regularly and properly maintained and is not in need of repair or replacement.

          2.14 Intellectual Property.

               (a) There is no infringement by Mega Blow or Megatran upon the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights of others ("Intellectual Property Rights").

               (b) There are no inventions which are the subject of issued letters patent or an application therefor which are owned and used or licensed for use by Megatran or Mega Blow.

               (c) Since August 31, 1995, neither Mega Blow nor Megatran has been notified of, either orally or in a writing received by Mega Blow or Megatran or their representatives, or has been a defendant or plaintiff in, any claim, suit, action or proceeding which involves, a claim of infringement of any Intellectual Property Rights, and to the knowledge of Mega Blow and Megatran, there are no claims by any other person of infringement of Intellectual Property Rights by Mega Blow or Megatran.

               (d) There are no proceedings (including pending applications for reissue or reexamination of a patent) before any patent or trademark authority to which Mega Blow or Megatran is a party.

               (e) Mega Blow and Megatran have taken adequate measures to maintain the confidentiality of their process and formulae, research and development results and other know-how, the value of which to Mega Blow or Megatran is contingent upon maintenance of the confidentiality thereof.

          2.15 Securities Matters.

               (a) Neither Mega Blow nor Megatran has made any filings with the United States Securities and Exchange Commission ("SEC").

               (b) Neither Mega Blow nor Megatran has made any non-public offerings since August 31, 1995.

          2.16 Accounts Receivable. All of the accounts receivable of Mega Blow and Megatran arose from bona fide transactions in the ordinary course of business and are collectible in full net of reserves, and none is subject to any defense, set-off or counterclaim.

          2.17 Taxes.

               (a) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), and
(ii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and
(iii) liability of such entity or any
subsidiary thereof for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               (b) (i) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the date of this Agreement by or on behalf of Mega Blow or Megatran (collectively, the "Mega Blow Tax Returns"), have been or will be filed when due (subject to any extensions of such due date) and, to the knowledge of Mega Blow and Megatran, each Mega Blow Tax Return is correct and complete in all material respects as filed;

                    (ii) Mega Blow and Megatran have timely paid, withheld or made provision on their books for all Taxes shown as due and payable on Mega Blow Tax Returns that have been filed;

                    (iii) all Mega Blow Tax Returns relating to income or franchise Taxes filed with respect to Taxable years of Mega Blow and Megatran ending on or before August 31, 1989, have been examined by appropriate tax authorities and closed or are Mega Blow Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired (the period of time that Revenue

          Canada, Taxation may review a tax return being three years after the date of the Notice of Assessment);

                    (iv) neither Mega Blow nor Megatran has granted any extension or waiver of the limitation period applicable to any Mega Blow Tax Returns;

                    (v) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in a writing received by Mega Blow or Megatran against or with respect to Mega Blow or Megatran in respect of any Tax or assessment;

                    (vi) there are no requests for rulings in respect of any Tax pending between Mega Blow or Megatran and any Taxing Authority;

                    (vii) none of the property owned by Mega Blow or Megatran is "tax-exempt use property" within the meaning of Section 168(h) of the Code and/or any similar provision of Canadian tax law;

                    (viii) neither Mega Blow nor Megatran nor any other person on behalf of either of them has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code or any similar provision of Canadian tax law;

                    (ix) there are no liens for Taxes upon the assets of Mega Blow or Megatran except liens for current Taxes not yet due;

                    (x) to the knowledge of Mega Blow and Megatran, they will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the date hereof or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of Mega Blow or Megatran for any Tax period (or portion thereof) ending on or before the date hereof;

                    (xi) neither Mega Blow nor Megatran has been a member of an affiliated group other than one of which Megatran was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Mega Blow or Megatran, or a return for a group consisting solely of its predecessors, or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of Mega Blow or Megatran was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than Mega Blow or Megatran or any predecessor;

                    (xii) neither Mega Blow nor Megatran is currently under any contractual obligation to pay to a Taxing Authority the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax; and

                    (xiii) neither Mega Blow nor Megatran has signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such items.

               (c) Within the five-year period preceding the date of this Agreement, neither Mega Blow nor Megatran has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          2.18 Agreements, etc. Schedule 2.18 contains a true and complete list of: (a) all agreements and other commitments by Mega Blow or Megatran for the purchase of any materials, supplies or inventory other than those that do not extend beyond three months; (b) all notes and agreements relating to any indebtedness of Mega Blow or Megatran for borrowed money; (c) all leases or other rental agreements under which Mega Blow or Megatran is either lessor or lessee which call for annual lease payments in excess of $10,000 individually;
(d) all other agreements (including, but not limited to, employment agreements, commitments and understandings, written or oral) to which Mega Blow or Megatran is a party or by which any of them is bound which require payment by Mega Blow or Megatran of more than $10,000 and which cannot be terminated by Mega Blow or Megatran, without liability, on notice of thirty days or less; (e) the name of each bank in which Mega Blow or Megatran has an account, credit line or safe deposit box and the name of each person presently authorized to draw thereon or have access thereto; and (f) all fire, liability and other insurance carried by Mega Blow or Megatran with respect to its business and properties. All leases, agreements, commitments and understandings of Mega Blow and Megatran (including, but not limited to, commitments for the purchase of inventory) were entered into in the ordinary course of business, and all of its respective commitments for inventory were entered into on an arm's-length basis and are at prices believed by Mega Blow and Megatran to be reasonable and consistent with current business requirements. True and complete copies of all leases, agreements, commitments and understandings referred to on Schedule 2.18 have been delivered to Treasury. There are no such oral agreements.

          2.19 Agreements Regarding Employees. (a) Neither Mega Blow nor Megatran is a party to or bound by any employment agreement, or any collective bargaining or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare agreement, plan or arrangement, except as set forth on Schedule 2.19. True and complete copies of each agreement, plan or arrangement listed on Schedule 2.19 have been delivered to Treasury.

               (b) Since August 31, 1995, neither Mega Blow nor Megatran has granted a salary increase to any officer or key employee, except as set forth on
Schedule 2.19.

               (c) Neither Mega Blow nor Megatran maintains any employee benefit plans (the "Plans") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or any similar Canadian law and does not participate in any multiemployer plans.

          2.20 Absence of Defaults. There is no existing default by any party under any lease, agreement, commitment or understanding to which Mega Blow or Megatran is a party or by which it is bound.

          2.21 Compliance with Laws. Mega Blow has received, or applied for, approval from the appropriate United States regulatory agencies to market its products in the United States. Neither Mega Blow nor Megatran is, in any material respect, in violation of, and has not violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

          2.22 Compliance with Laws-Environmental. (a) For purposes of this
Section 2.22:

          "Hazardous Material" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law (defined below), or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Law, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, lead paint, asbestos, asbestos-containing materials or polychlorinated biphenyls;

          "Environmental Laws" means those United States, Canadian, state, provincial or local laws, statutes, ordinances, rules, regulations, orders and decrees (including any amendments thereto) relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants (as defined under the Federal Water Pollution Control Act ss.502, 33 U.S.C. ss.1362), wastewater (other than non-contact cooling or process water), or wastes constituting hazardous substances (as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss.9601(14)) in, into, onto or upon the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the processing, distribution, use, treatment, collection, accumulation, storage, disposal, transport, or handling of Hazardous Materials, and including but not limited to: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et. seq.; the Clean Air Act, 42 U.S.C. ss.1857 et. seq.; and the Toxic Substances Control Act, 15 U.S.C. ss.2601 et. seq. and any similar laws of Canada or the Province of Ontario.

               (b) No Hazardous Material is currently located at, in, on, under or about any of the Premises in a manner which violates any Environmental Law, or which requires cleanup or corrective action of any kind under any Environmental Law.

               (c) Mega Blow and Megatran have obtained and now maintain currently valid and effective permits, licenses and other authorizations which are required under Environmental Laws for the operation of their manufacturing and distribution facilities (the "Facilities").

               (d) Mega Blow and Megatran and the operations of the Facilities are in compliance with Environmental Laws and with all terms and conditions of any applicable and enforceable rules, regulations, orders, decrees, plans, codes, judgments, injunctions, notice or demand letters, prohibitions, schedules, timetables, standards, conditions or requirements issued, entered, approved or promulgated thereunder.

               (e) (i) Neither Mega Blow nor Megatran has received (A) any notice of the violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Law, permit, license or other authorization; (B) any notice, demand, claim, order or request for the performance of, or the payment of costs or expenses for, any test, investigation, assessment, examination, cleanup, removal, remediation, mitigation, response, treatment or restoration with regard to environmental conditions at the Facilities (which has not been performed or satisfied); or (C) any notice of any disposal, emission, discharge, release or threatened release of any Hazardous Materials at, in, into, onto, upon, by or from any real property owned, operated or possessed by Mega Blow or Megatran or with respect to Hazardous Material shipped by Mega Blow or Megatran for disposal; and (ii) there is not now and has not been any disposal, emission, discharge, release or threatened release of any Hazardous Materials at, in, into, onto, upon, by or from any real property at any time owned, operated, possessed or used by Mega Blow or Megatran.

          2.23 Litigation. There is no litigation, proceeding or governmental investigation pending or, so far as is known to Mega Blow and Megatran, threatened, or any order, injunction or decree outstanding, against or relating to Mega Blow or Megatran or their properties or businesses, and there exists no reasonable basis for the commencement of any thereof.

          2.24 Violations. The improvements located on real estate owned or leased by Mega Blow or Megatran and the continuation of the present use, occupancy and operation of said improvements comply in full with all zoning requirements and do not depend on or require, to any extent, any further ordinance, variance, special exception or other special governmental approval for its continuing legality. There is no violation of any recorded restriction, condition or agreement affecting said real estate and neither Mega Blow nor Megatran has received notice of, and there does not exist, and continuation of the present uses, occupancies and operations will not result in a violation of, building, health, safety, environmental pollution control, fire or similar law, ordinance, order or regulation respecting said real estate. No notice has been received by Mega Blow or Megatran alleging any such violation.

          2.25 Finders' Fees. Neither Mega Blow nor Megatran nor any Stockholder has employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transaction contemplated by this Agreement. Notwithstanding the foregoing, Stockholders shall pay any brokerage commission or finder's fee due any broker, finder or other intermediary engaged by Mega Blow, Megatran or any Stockholder. If any claim for a broker's commission, finder's fee or other like payment in connection with the negotiation, execution or consummation of the transaction herein provided is asserted against Treasury, Megatran or Mega Blow, Stockholders shall jointly and severally indemnify, defend and hold harmless Treasury, Megatran and Mega Blow from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, which Treasury, Megatran or Mega Blow may incur or sustain by reason of such claim if the claim is based upon any statement, representation or agreement shown to have been made or entered into by Mega Blow, Megatran or any Stockholder.

          2.26 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Mega Blow or Megatran which has or could reasonably be expected to have the effect of prohibiting or materially impairing (a) the ability of Mega Blow or Megatran to conduct their business in any geographic area or field of use, (b) any acquisition of property by Mega Blow or Megatran, or (c) the conduct of business by Mega Blow or Megatran as currently conducted or as currently proposed to be conducted by Mega Blow or Megatran.

          2.27 Board Approval. The Boards of Directors of Mega Blow and Megatran have unanimously determined that the Acquisition is in the best interests of Mega Blow, Megatran and Stockholders and is on terms that are fair to Mega Blow, Megatran and Stockholders.

          2.28 Questionable Payments. Neither Mega Blow nor Megatran, nor, to the best knowledge of either, any director, officer or other employee of Mega Blow or Megatran has: (i) made any payments or provided services or other favors in the United States of America, Canada or in any foreign country in order to obtain preferential treatment or consideration by any governmental entity with respect to any aspect of the business of Mega Blow or Megatran; or (ii) made any political contributions which would not be lawful under the laws of the United States, Canada and the foreign country in which such payments were made. Neither Mega Blow nor Megatran nor, to the best knowledge of either, any director, officer or other employee of Mega Blow or Megatran, or any customer or supplier of any of them, has been the subject of any inquiry or investigation by any governmental entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Mega Blow or Megatran or with respect to any political contribution.

          2.29 Accuracy of Representations and Warranties. No representation or warranty by Mega Blow, Megatran or Stockholders in this Agreement and no written statement made to Treasury or contained in any certificate or instrument delivered or to be delivered to Treasury pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     Article III. Representations and Warranties of Treasury. Treasury represents and warrants to Stockholders as follows:

          3.1 Organization. Treasury is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Treasury has the corporate power and authority to own or lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          3.2 Corporate Authority, Etc.

               (a) Treasury has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by Treasury and the consummation of the Acquisition have been duly authorized by its Board of Directors and Treasury is not bound by any contractual or other obligation that would be violated by the execution or performance of this Agreement; and

               (b) Neither the execution and delivery of this Agreement nor the consummation by Treasury of any of the transactions contemplated herein nor compliance by Treasury with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the certificate of incorporation or by-laws of Treasury, or any material instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which Treasury is a party or any of its properties is subject or by which they are bound, or any statute, ordinance, rule or regulation applicable to Treasury, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          3.3 Governmental Consents and Approvals. The execution, delivery and performance by Treasury of this Agreement and the consummation of the Acquisition by Treasury requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

          3.4 Litigation. There are no suits, claims, proceedings or investigations pending or, to the knowledge of Treasury, threatened against Treasury which question the legality of the transactions contemplated by this Agreement.

          3.5 Finders' Fee. Treasury has not employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement.

     Article IV.  Closing.

          4.1 Time and Place of Closing. The parties have delivered the documents referred to in Sections 4.2 and 4.3 at the offices of Garvey, Ferriss, Royal Bank Plaza, South Tower, Toronto, Ontario, simultaneously with the execution of this Agreement.

          4.2 Documents Delivered by Megatran. Megatran has delivered to Treasury the following:

               (a) a copy of resolutions of the board of directors of Megatran, authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition by Megatran, and a certificate of Megatran's secretary or assistant secretary, dated as of the date hereof, that such resolutions were duly adopted and are in full force and effect;

               (b) a certificate (dated as of the date hereof) executed by the chief executive officers of Mega Blow and Megatran certifying that (i) all representations and warranties of Mega Blow and Megatran contained in the Agreement among Treasury, Mega Blow and Megatran, dated June 25, 1996 (the "Prior Agreement"), are true and correct at and as of the date hereof with the same effect as though made again at and as of the date hereof, and (ii) Mega Blow and Megatran have performed and complied with all obligations and covenants required by the Prior Agreement to be performed or complied with by them prior to or at the date hereof, which is deemed to be the "Closing Date" under the Prior Agreement;

               (c) stock certificates from Stockholders representing ownership of all issued and outstanding shares of Megatran, endorsed to Treasury or accompanied by a signed stock power transferring to Treasury all of such shares, together with all applicable stock transfer stamps relative to said certificates;

               (d) the resignation of all directors and officers of Megatran and Mega Blow as requested by Treasury;

               (e) promissory notes, marked "paid", evidencing all loans made to Mega Blow by all Stockholders; and

               (f) a properly executed notice in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) which states that shares of capital stock of Megatran do not constitute "United States real property interests" under Section 897(e) of the Code.

          4.3 Documents Delivered by Treasury. Treasury has delivered to David
M. Bereskin, as nominee for all Stockholders, the following:

               (a) a copy of resolutions of the Board of Directors of Treasury, authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition by Treasury, and certificates of the secretary or assistant secretary of Treasury, dated as of the date hereof, that such resolutions were duly adopted and are in full force and effect;

               (b) a certificate (dated as of the date hereof) executed by the chief executive officer of Treasury certifying that (i) all representations and warranties of Treasury contained in the Prior Agreement are true and correct at and as of the date hereof with the same effect as though made again at and as of the date hereof, and (ii) Treasury has performed and complied with all obligations and covenants required by the Prior Agreement to be complied with by it prior to or at the date hereof, which is deemed to be the "Closing Date" under the Prior Agreement; and

               (c) the cash and debenture described in Section 1.2.

          4.4 Post-Closing Obligations.

               (a) Treasury, in its capacity as sole shareholder of Megatran, shall cause Mega Blow to honor all of its obligations pursuant to the lease between Mega Blow and Lamda Venture Investments Limited dated December 15, 1993, covering the premises known as 7040 Tranmere Drive, Mississauga, Ontario, Canada (the "Premises"); and

               (b) In the event of the bankruptcy or receivership of Mega Blow prior to the later to occur of (i) the third anniversary of the date hereof,
(ii) the date Mega Blow vacates the Premises, or (iii) the date Mega Blow's lease for the Premises is terminated by the landlord due to Mega Blow's default thereunder, Stockholders, either collectively or individually, shall have a right of first refusal to purchase all or substantially all (but not part) of the assets of Mega Blow, as the same shall exist at such time (the "Right of First Refusal"). The following procedure shall govern the Right of First
Refusal:

               (i) Notice (the "Notice of Contract") of the existence of a written contract to sell all or substantially all of the assets of Mega Blow to a third party (the "Third Party Contract") shall be sent to Stockholders at the addresses listed on Schedule 1.2 or at such other address of which any of said Stockholders has notified Treasury in writing. The Notice of Contract shall contain all of the material terms of the Third Party Contract;

               (ii) Stockholders shall have ten (10) days following their receipt of the Notice of Contract to give Treasury written notice of their exercise of the Right of First Refusal (the "Notice of Exercise"). A Stockholder's failure to respond within said ten (10) day period shall constitute said Stockholder's election to not exercise the Right of First Refusal;

               (iii) a Stockholder's exercise of the Right of First Refusal in accordance with the term of this Section 4.4(b) shall constitute said Stockholder's unconditional and irrevocable agreement to purchase all of Mega Blow's assets at the price and upon the other terms contained in the Third Party Contract;

               (iv) the transfer of all the assets of Mega Blow to the Stockholders who have exercised the Right of First Refusal in accordance with this Section 4.4(b) and the payment by said Stockholders of the purchase price set forth in the Third Party Contract (the "Purchase Price") and compliance by said Stockholders with all of the other terms of the Third Party Contract shall occur at the offices of Treasury on the date which is seven (7) business days following receipt by Treasury of the last timely Notice of Exercise. Time shall be of the essence with respect to the closing date;

               (v) if none of Stockholders elect in writing to exercise the Right of First Refusal or if all Stockholders fail to timely respond to the Notice of Contract, Treasury may then cause Mega Blow to proceed with the sale of all of the assets of Mega Blow pursuant to the Third Party Contract;

               (vi) if none of Stockholder elect in writing to exercise the Right of First Refusal or if all Stockholders fail to timely respond to the Notice of Contract, and the purchase under the Third Party Contract is not consummated, then the terms of this Section 4.4(b) shall apply to any subsequent Third Party Contract; and

               (vii) Treasury shall not enter into any Third Party Contract which is not bona fide and arms-length.

               (c) Treasury shall use reasonable good faith efforts to cause any bankruptcy trustee or receiver who has been appointed with respect to Treasury or its assets to perform in accordance with Section 4.4(b).

               (d) Until the indebtedness evidenced by the debenture described in Section 1.2 has either been paid in full or converted into common stock of Treasury, William Sarantos shall be an authorized signatory on checks drawn by Mega Blow, but his signature shall not be required on such checks.

     Article V. Survival of Representations and Indemnity. (a) The representations, warranties, covenants and agreements by Stockholders shall survive the Acquisition.

               (b) Stockholders do hereby agree to jointly and severally indemnify, defend and hold harmless Treasury of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including without limitation reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against Treasury arising out of or in connection with any one or more of the following:

               (i) any failure to perform or comply with any agreements, obligations or undertakings on the part of Megatran or any Stockholder to be performed pursuant to this Agreement; and

               (ii) any breach of any representation, warranty, covenant or agreement made by Megatran or any Stockholder in this Agreement, or in respect of the facts associated therewith.

     Article VI.  Miscellaneous.

          6.1 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instructions, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          6.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by reputable overnight courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other parties pursuant to this provision):

                  (a)   if any Stockholder, to it in care of:

                        David M. Bereskin, Esq.
                        418 North Service Road East
                        Unit 3B
                        Oakville, Ontario, Canada L6H 5R2

                  (b)   if to Treasury: at

                        1181 Finch Avenue West, Unit 21
                        North York, Ontario
                        CANADA M3J 2V8
                        Attn: Mr. James Hal

                            with a copy to

                        Hofheimer Gartlir & Gross, LLP
                        633 Third Avenue
                        New York, New York 10017
                        Attn:  Richard G. Klein, Esq.

          6.3 Entire Agreement.

          This Agreement (with its schedules and exhibits) contains, and is intended as, a complete statement of all the terms of the agreements among the parties with respect to the matters provided for, supersedes any previous agreements and understanding among the parties with respect to those matters, and cannot be changed or terminated except by a writing signed by the parties.

          6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Province of Ontario, Canada, without respect to its choice of law principles.

          6.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          6.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          6.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          6.9 Schedules. Any information furnished in a schedule to this Agreement shall be deemed to be furnished under any other schedule which calls for the furnishing of the same information whether or not that information is separately stated in such other schedule.

          6.10 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all duties and obligations required to be performed by it under this Agreement. Neither Mega Blow nor Megatran has incurred any such expense which is not reasonable.

          6.11 Prior Agreement Superseded. Except as set forth in Sections 4.2(b) and 4.3(b), this Agreement shall supersede the Agreement among Treasury, Mega Blow and Megatran, dated June 25, 1996.

          IN WITNESS WHEREOF, Treasury, Mega Blow and Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                       TREASURY INTERNATIONAL, INC.


                       By:/s/ James Hal
                          ----------------------------
                          Name:  James Hal
                          Title: Chief Executive Officer

                       MEGATRAN INVESTMENTS LIMITED


                       By:/s/ William Sarantos
                          ----------------------------
                          Name:  William Sarantos
                          Title: President


                       /s/ William Sarantos
                       -------------------------------
                       William Sarantos


                       /s/ Toula Sarantos
                       -------------------------------
                       Toula Sarantos


                       /s/ Martin Maxwell
                       -------------------------------
                       Martin Maxwell

                       /s/ Louis Chelin
                       -------------------------------
                       Louis Chelin


                       /s/ Verne Chelin
                       -------------------------------
                       Verne Chelin


                       /s/ David Bereskin
                       -------------------------------
                       David Bereskin, In Trust


                       /s/ Joseph Myers
                       -------------------------------
                       Joseph Myers


                       /s/ Eleanor Maxwell
                       -------------------------------
                       Eleanor Maxwell


                       /s/ Berta Lunenfeld
                       -------------------------------
                       Berta Lunenfeld


                       /s/ Douglas Ferguson
                       -------------------------------
                       Douglas Ferguson

                                  SCHEDULE 1.2

                                                                  Number of
Name of Shareholder                       Address                  Shares
-------------------                       -------                  ------

William Sarantos                 7 Avenue Road                        38
                                 Richmond Hill, Ontario
                                 L4C 6B6

Toula Sarantos                   7 Avenue Road                        37
                                 Richmond Hill, Ontario
                                 L4C 6B6

Martin Maxwell                   2 Denmark Crescent                   51
                                 Downsview, Ontario
                                 M2R 1J4

Louis Chelin                     30 East Beaver Creek Road            26
                                 Richmond Hill, Ontario
                                 L4B 1Z6

Verne Chelin                     7 Pearwood Crescent                  25
                                 Don Mills Ontario
                                 M3B 2C1

David Bereskin, in Trust         418 North Service Road East          51
                                 Suite 3B
                                 Oakville, Ontario
                                 L6H 5R2

Joseph Myers                     83 Tansley Road                       4
                                 Thornhill, Ontario
                                 L4J 3Z5

Eleanor Maxwell                  2 Denmark Crescent                    4
                                 Downsview, Ontario
                                 M2R 1J4

Berta Lunenfeld                  Apt. 1405                             2
                                 1166 Bay Street
                                 Toronto, Ontario
                                 M5S 2X8

Douglas Ferguson                 511 Blenheim Crescent                 2
                                 Oakville, Ontario
                                 L6J 6P5

                                 SCHEDULE 2.18

(a)  Nil

(b)  See Attachment A

(c) Lease between Lamda Venture Investments Limited and Mega Blow Moulding Limited;
     Lease with Newcourt Financial Limited with respect to a 1995 Daewoo forklift truck; and
     Lease with MTC Leasing Inc. with respect to a Point-of-Use & Filter Reverse Osmosis Cooler model #CYCDS1KV.

(d) Lease dated December 15, 1993 between Lamda Venture Investments Limited (landlord) and Mega Blow Mouldings Limited (tenant).

(e) The Toronto-Dominion Bank - William Sarantos plus anyone of Louis Chelin and Martin Maxwell.

(f)  See Attachment B

                                  SCHEDULE 2.19

     Group insurance provided through National Life for ten (10) employees.